Exhibit 99.1

PartnerRe Ltd. Board of Directors Authorizes Repurchase of up to 5 Million Shares

PEMBROKE, Bermuda, May 11, 2007 -- PartnerRe Ltd. (NYSE:PRE) today announced that its Board of Directors has approved an increase in the Company’s stock repurchase authorization for a total of up to 5 million common shares. This reflects an increase of approximately 1.2 million common shares to the approximately 3.8 million common shares remaining under the prior authorization announced by the Company on May 11, 2005. To date in 2007, the Company has repurchased a total of 487,300 common shares.

PartnerRe Ltd. President & CEO Patrick Thiele said, “Active capital management is a vital part of our long term strategy in a cyclical industry. We allocate capital to those areas which we believe provide the best available risk adjusted returns. Given current market conditions, we believe share repurchase represents one of the most attractive risk adjusted return opportunities for PartnerRe at this time. This authorization provides us with the flexibility to take full advantage of all opportunities.”

From time to time, and depending on market conditions, the repurchase program will be accomplished in open market or privately negotiated transactions.

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PartnerRe is a leading global reinsurer, providing multi-line reinsurance to insurance companies. The Company through its wholly owned subsidiaries also offers alternative risk products that include weather and credit protection to financial, industrial and service companies. Risks reinsured include property, casualty, motor, agriculture, aviation/space, catastrophe, credit/surety, engineering, energy, marine, specialty property, specialty casualty, other lines, life/annuity and health, and alternative risk products.  For the year ended December 31, 2006, total revenues were $4.2 billion. At March 31, 2007, total assets were $15.7 billion, total capital was $4.8 billion and total shareholders’ equity was $3.9 billion.

PartnerRe on the Internet: www.partnerre.com

Contacts:
PartnerRe Ltd.
(441) 292-0888
Investor Contact: Robin Sidders, Investor Relations
Media Contact: Celia Powell, Corporate Relations

Sard Verbinnen
(212) 687-8080
Drew Brown/Hallie Bozzi